Exhibit 99.1

Cascade Microtech Reports Fourth  Quarter and 2006 Year End Results

Record Annual Revenue of $84.9 million, Up 15% over last year and Diluted EPS of $0.30
Fourth quarter Revenue of $22.6 million, Up 28% over last year and Diluted EPS of $0.08

PORTLAND, Ore.—(BUSINESS WIRE)—February 13, 2007—Cascade Microtech (NASDAQ:CSCD), today reported financial results for the fourth quarter and year ended December 31, 2006.

Highlights for the fourth quarter include:

•                  Revenue of $22.6 million, up 28% over Q4 of last year and down 2% compared to Q3 this year

•                  $17.6 million Engineering Products division revenue, up 22% over Q4 of last year and down 3% compared to Q3 this year

•                  $5.0 million Production Probes division revenue, up 53% over Q4 of last year and up 4% compared to Q3 this year

•                  Diluted EPS of $0.08 compared to $0.10 for Q3 of this year and $0.12 in Q4 last year

•                  Acquisition of technology, design information for the manufacture of subassemblies and other intangibles for the eVue product line with an initial cash payment of $4 million

•                  Cash and investments at the end of the quarter were $53.5 million, up $1.6 million from the end of last year

“We are pleased to report record revenue for 2006,” said Eric Strid, CEO of Cascade Microtech. “We have seen strong growth in both divisions over last year. We have also continued to invest in the business in 2006 and expect to continue to do so in 2007 to position the Company for future growth in both revenue and earnings.”

Revenue for the fourth quarter was $22.6 million, an increase of 28% over $17.7 million in the fourth quarter of 2005. Net income for the fourth quarter was $0.9 million and diluted earnings per share were $0.08, compared to net income of $1.4 million and diluted earnings per share of $0.12 for the fourth quarter of 2005.

At December 31, 2006, the Company had cash and investments of $53.5 million, up from $51.9 million at December 31, 2005. During the fourth quarter of 2006, the Company made an initial payment of $4 million to acquire assets for the eVue product line.

Financial Outlook

Based on the current backlog and anticipated bookings, Cascade anticipates that first quarter 2007 revenues will be in the range of $21.5 million to $23.5 million; and that diluted earnings per share will be in the range of $0.06 to $0.11.

About Cascade Microtech

Cascade Microtech, Inc. (Nasdaq: CSCD) is a worldwide leader in the precise electrical measurement and test of integrated circuits (ICs) and other small structures. For technology businesses and scientific institutions who need to evaluate small structures, Cascade Microtech delivers access to, and extraction of, electrical data from wafers, integrated circuits (ICs), IC packages, circuit boards and modules, MEMs, biological structures, electro-optic devices and more. Cascade Microtech’s highly reliable production wafer test solutions provide the semiconductor industry with leading-edge probe cards that reduce manufacturing costs of complex semiconductors. Information about Cascade Microtech can be found on the Web at www.cascademicrotech.com.

Forward-Looking Statements

The statements in this release by Mr. Strid and the statements in the paragraph above captioned “Financial Outlook” are “forward-looking” statements within the meaning of the Securities Litigation Reform act of 1995. Such statements are based on current expectations, estimates and projections about the Company’s business based in part on assumptions made by management. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, including changes in demand for the Company’s products, product mix, the timing of shipments and customer orders, constraints on supplies of components, excess or shortage of production capacity and other risks discussed from time to time in the Company’s Securities and Exchange Commission filings and reports, including the Company’s Annual Report on Form 10-K. In addition such statements could be affected by general industry and market conditions and growth rates and general domestic and international economic conditions. Such forward-looking statements speak only as of the date on which they are made and the company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release.

The company will host a conference call beginning at 5 p.m. EST (2 p.m. PST) on February 13, 2007 to discuss its results for the fourth quarter and year ended December 31, 2006.

A simultaneous audio cast of the conference call may be accessed online from the investor relations page of www.cascademicrotech.com. A replay will be available after 7 p.m. EST at this same internet address. (For a telephone replay, dial (888) 286-8010 passcode: 62520800; International: 617-801-6888.)

CASCADE MICROTECH, INC.

AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	December 31,	September 30,	December 31,
	2006	2006	2005
Assets

Current assets:
Cash and cash equivalents	$5,260	$2,806	$2,224
Marketable securities	38,534	44,179	48,122
Accounts receivable, net	17,642	18,729	16,182
Inventories	15,094	13,940	10,889
Prepaid expenses and other	2,293	1,901	3,000
Deferred income taxes	2,042	1,832	1,699

Total current assets	80,865	83,387	82,116

Long-term investments	9,662	7,933	1,549
Fixed assets, net	6,818	6,351	4,422
Deferred income tax	444	343	336
Other assets	5,997	2,062	1,697

	$103,786	$100,076	$90,120

Liabilities and Stockholders’ Equity

Current liabilities:
Current portion of long-term debt and capital leases	$—	$1	$8
Accounts payable	6,013	5,696	3,904
Deferred revenue	1,184	558	516
Accrued liabilities	5,026	5,047	3,087

Total current liabilities	12,223	11,302	7,515

Long-term debt and capital leases	—	—	—
Deferred revenue	199	265	255
Other long-term liabilities	1,171	934	845

Total liabilities	13,593	12,501	8,615

Stockholders’ equity:
Common stock	63,261	61,561	58,400
Deferred stock-based compensation	—	—	(142)
Unrealized holding gain (loss) on investments	(1)	7	(76)
Retained earnings	26,933	26,007	23,323

Total stockholders’ equity	90,193	87,575	81,505

	$103,786	$100,076	$90,120

CASCADE MICROTECH, INC.

AND SUBSIDIARIES

Condensed Consolidated Statements of Income

(in thousands, except per share data)

(unaudited)

	Three Months Ended			Year to Date Ended
	December 31,	September 30,	December 31,	December 31,
	2006	2006	2005	2006	2005

Sales	$22,605	$22,950	$17,678	$84,852	$73,637

Cost of sales	12,679	12,929	10,100	47,367	39,351
Stock-based compensation	111	107	6	443	39

Gross profit	9,815	9,914	7,572	37,042	34,247

Operating expenses:
Research and development (includes $75, $77, $3, $305 and $17, respectively, of stock-based compensation)	2,570	2,231	1,898	8,949	6,968
Selling, general and administrative (includes $281, $332, $6, $1,135 and $66, respectively, of stock-based compensation)	6,910	6,222	5,043	24,949	19,778

Total operating expenses	9,480	8,453	6,941	33,898	26,746

Income from operations	335	1,461	631	3,144	7,501

Other income (expense):
Interest income	420	428	315	1,615	1,061
Interest expense	(1)	—	(2)	(1)	(18)
Other, net	28	272	176	347	948

Total other income (expense)	447	700	489	1,961	1,991

Income before income taxes	782	2,161	1,120	5,105	9,492

Provision for income taxes	(144)	929	(325)	1,495	1,173

Net income	$926	$1,232	$1,445	$3,610	$8,319

Net income per share:
Basic	$0.08	$0.11	$0.13	$0.31	$0.75
Diluted	$0.08	$0.10	$0.12	$0.30	$0.70

Shares used in computing net income per share:
Basic	11,664	11,475	11,281	11,482	11,055
Diluted	12,084	11,930	11,955	11,959	11,816

Contact: Cascade Microtech, Inc.

               Steven Sipowicz, Chief Financial Officer, 503 601-1000

               Gale Napier, Investor relations, 503 601-1000